Exhibit 8.3

Baker & McKenzie Advokatbyrå KB Vasagatan 7 P.O. Box 180 SE-101 23 Stockholm Sweden Tel: +46 8 566 177 00 Fax: +46 8 566 177 99 reception.stockholm@bakermckenzie.com www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East

& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Munich

Paris

Prague

Riyadh*

Rome

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Washington, DC

* Associated Firm

** In cooperation with Trench, Rossi e Watanabe Advogados

June 12, 2024

NIP Group Inc.

Rosenlundsgatan 31

11 863 Stockholm

Sweden

Opinion Letter

Statements as to Swedish tax laws in the Form F-1 of NIP Group Inc.

1.	Introduction

We have acted as Swedish tax adviser for NIP Group Inc., a company tax resident in the Cayman Islands (the "Company" or the "Offeror"), with respect to the registration statement on Form F-1 filed under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof (the "Registration Statement"), relating to the registration of American Depositary Shares (the "ADSs") issuable upon deposit of the Company's ordinary shares as described in the Company's Registration Statement. This opinion is being furnished to you in connection with the Registration Statement.

For the purposes of this opinion, we have examined, and relied solely upon the pdf copy of the Registration Statement and the facts contained therein, but not any documents or agreements cross referred to in the Registration Statement. We have not investigated or verified any factual matter disclosed to us in the course of our review.

Defined terms used in this opinion letter and not defined herein are defined in the Registration Statement.

2.	Swedish Tax Law

This opinion is limited to the tax laws of Sweden in effect on the date of this opinion. It is to be construed in accordance with the tax laws of Sweden (including all terms used in it). We express no opinion herein other than as to the tax laws of Sweden.

Baker & McKenzie Advokatbyrå KB is a member of Baker & McKenzie International.

3.	Assumptions

For the purpose of this opinion we have made the following assumptions:

a)	The sections "Regulations on Taxation – Sweden" and "Taxation – Sweden Taxation" of the Registration Statement will be filed with the U.S. Securities and Exchange Commission and published in the form and with the statements approved by us and referred to in this opinion letter;

b)	The section "Regulations on Employment – Sweden" (to the extent covering reclassification of consultancy relationships, level of and basis for income tax, employer fees, withholding tax and surcharges) of the Registration Statement will be filed with the U.S. Securities and Exchange Commission and published in the form and with the statements approved by us and referred to in this opinion letter;

c)	The tax residency of the Offeror is and will remain in Cayman Islands and the Offeror is and will be able, if required, to sufficiently demonstrate to the Cayman Island tax authorities that its tax residency is and has been continuously in Cayman Islands.

d)	The ADSs qualify for Swedish tax purposes as "American Depository Receipts" taxed in the same manner as the underlying share in accordance with Chapter 48 section 2 of the Swedish Income Tax Act.

e)	To the extent relevant for this opinion letter, all factual statements and assumptions made in the Registration Statement are correct, complete and not misleading in all respects. All agreements expected to be entered into in the Registration Statement and this opinion letter will be validly entered into as expected and will provide for the terms and conditions expected to be agreed to in the Registration Statement and this opinion letter. All documents provided for the analysis set out in the referred Registration Statement are authentic, valid and complete. All copies of documents provided are identical to the original documents. All signatures are genuine and were provided with full legal capacity and valid authority.

f)	This opinion is based on our understanding of the proper interpretation of Swedish tax legislation, Swedish tax court decisions, regulations and interpretations of Swedish tax law in existence on the date of this opinion. Changes in law or its interpretation by Swedish tax authorities or Swedish tax courts may occur after the date of this opinion and their effect may be retrospective.

g)	In this opinion we express our view as to certain matters referred to in the Registration Statement based on our professional experience and an analysis of the relevant legal sources, if any are available. The views are an expression of professional judgment regarding the legal matter addressed and do not guarantee that the Swedish tax authorities or the Swedish federal tax court will reach any particular result or will fully share the view expressed herein.

Where these assumptions refer to facts that have been realized or are assumed to have been realized as of the date of this opinion letter, we have not carried out any inquiry to confirm whether the respective assumption is correct and we do not accept any obligation or liability to carry out any such inquiry.

4.	Opinion

Based on the documents and information referred to and the assumptions made in this opinion letter the statements set forth in the section "Taxation – Sweden Taxation" of the Registration Statement, insofar as such statements discuss the material Swedish tax consequences for a holder of acquiring, owning and disposing of the ADSs, represent our opinion with respect to the matters referred to therein and present a fair summary thereof.

5.	Reliance

This opinion letter has been prepared exclusively for the board of directors of the Offeror and is solely for their benefit in connection with the transaction described herein. Save for the use of this opinion as an exhibit to the Registration Statement, this opinion letter may not be supplied, and its contents or existence may not be disclosed, to any person and may not be relied upon for any other purpose. However, this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Swedish tax law subsequent to today's date. We also do not purport to opine on the consequences of amendments to the Registration Statement subsequent to the date of this opinion.

Each person relying on this opinion letter agrees, in so relying, that only Baker & McKenzie Advokatbyrå Kommanditbolag shall have any liability in connection with this opinion letter, that the agreement in this paragraph and all liability and all other matters arising from or relating to this opinion letter shall be governed exclusively by Swedish law and that the district court Stockholm shall have the exclusive jurisdiction to settle any dispute arising from or relating to this opinion letter.

6.	Consent

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Baker & McKenzie Advokatbyrå Kommanditbolag

Baker & McKenzie Advokatbyrå Kommanditbolag

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